September 15, 2025

David Naemura

8068 Heirloom Drive

College Grove, TN 37046

Dear David,

This letter is to summarize our understanding and agreement with regard to your decision to resign voluntarily as Chief Financial Officer and Chief Operating Officer from Neogen Corporation (“Neogen” or “Company”) to pursue another opportunity.

As discussed, the Company would like to retain you in the role of Chief Financial Officer for a period of time to allow the Company to complete the search for, and to onboard, your successor as Chief Financial Officer. Since your resignation is purely voluntary, there are no benefits due to you from the Company under the terms of your Severance Agreement dated February 1, 2024. However, we mutually agree that you will remain Chief Financial Officer for Neogen through at least the Company’s Q1 earnings call on October 9, 2025, and no later than December 31, 2025. In the event your successor is hired and begins employment as Chief Financial Officer prior to December 31, 2025, you will move to a consultant role at your current base salary until December 31, 2025, or whenever you terminate your employment, whichever comes first. In the event you terminate your employment prior to December 31, 2025, you agree to give the Company two weeks notice prior to your termination date.

Should you remain an active employee of the Company (either as Chief Financial Officer or as a Consultant) through December 31, 2025, you will be eligible for 50% of your annual ICP bonus “at target” and payable on the Company’s first payroll in January 2026. If you terminate your employment prior to December 31, 2025, or if you are terminated For Cause, you will not be eligible for this bonus payment (50% of your annual ICP bonus “at target”).

Your granted equity will continue to vest according to the applicable schedules as long as you remain an employee of the Company and are subject to the terms and conditions of your executed award agreements.

Sincerely,

______________________________
I accept and agree
David Naemura

Mikhael Nassif

President and Chief Executive Officer

Neogen Corporation